Exhibit 99.1

Rackspace Technology Global Announces Tender Offer for Up to $600.0 million of its 8.625% Senior Notes due 2024

San Antonio, August 12, 2020 – Rackspace Technology Global, Inc. (the “Company”) today announced that it is commencing a tender offer (the “Tender Offer”) to purchase for cash up to $600.0 million aggregate principal amount (the “Tender Cap”) of its approximately $1,120.2 million outstanding 8.625% Senior Notes due 2024 (the “Notes”).

The Tender Offer is subject to the terms and conditions set forth in the Offer to Purchase, dated August 12, 2020, relating thereto (the “Offer to Purchase”).

The Notes and other information relating to the Tender Offer are listed in the table below. The Offer to Purchase more fully sets forth the terms of the Tender Offer.

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap	Tender Offer Consideration(1)	Early Tender Payment(1)	Total Consideration(1)(2)
8.625% Senior Notes due 2024	45332JAA0 / U45083AA7	$1,120,188,000	$600,000,000	$1,027.50	$30.00	$1,057.50

(1)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration or Tender Offer Consideration, as applicable.
(2)	Includes the Early Tender Payment.

Holders who validly tender their Notes prior to the end of the day, 12:00 midnight, New York City time, on Tuesday, August 25, 2020 (the “Early Tender Time”) will be eligible to receive total consideration of $1,057.50 per $1,000 principal amount of Notes tendered, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes tendered. Holders must validly tender and not validly withdraw their Notes, and have their Notes accepted for purchase in the Tender Offer, at or prior to the Early Tender Time in order to be eligible to receive the total consideration, including the early tender payment.

If the purchase of all validly tendered Notes on the applicable settlement date would cause the Company to purchase a principal amount greater than the Tender Cap set forth above, then the Tender Offer will be oversubscribed and the Company, if it accepts Notes for purchase in the Tender Offer, will accept for purchase tendered Notes on a prorated basis as described in the Offer to Purchase. If the Tender Cap is reached in respect of tenders of Notes made at or prior to the Early Tender Time, no Notes that are tendered after the Early Tender Time will be accepted for purchase unless the Tender Cap is increased by the Company, in its sole discretion.

The Tender Offer is scheduled to expire at the end of the day, 12:00 midnight, New York City Time, on Wednesday, September 9, 2020, unless extended or earlier terminated by the Company (the “Expiration Time”).

Holders tendering their Notes after the Early Tender Time but at or prior to the Expiration Time will receive the tender offer consideration of $1,027.50 per $1,000 principal amount of Notes tendered, subject to the Tender Cap and any required proration as described in the Offer to Purchase.

Upon the terms and conditions described in the Offer to Purchase, payment for Notes accepted for purchase will be made:

(1)

with respect to the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Time, and subject to the Tender Cap and any required proration, promptly after the Early Tender Time (which is currently expected to be on or about Thursday, August 27, 2020, unless the Early Tender Time is extended), and

(2)

with respect to Notes validly tendered after the Early Tender Time but at or prior to the Expiration Time, and subject to the Tender Cap and any required proration, promptly after the Expiration Time (which is currently expected to be on or about Friday, September 11, 2020, unless the Tender Offer is extended).

Holders whose Notes are accepted for purchase will receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date.

Tendered Notes may be withdrawn at any time on or prior to the end of the day, 12:00 midnight, New York City time, on Tuesday, August 25, 2020, unless extended by the Company (the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Deadline, but at or prior to the Expiration Time, may not, subject to limited exceptions, withdraw their tendered Notes.

The Tender Offer is conditioned upon the satisfaction of certain conditions. Subject to applicable law, the Company may also terminate the Tender Offer at any time in its sole discretion.

To the extent that less than $600.0 million aggregate principal amount of the outstanding Notes are purchased pursuant to the Tender Offer, the Company expects to otherwise retire, repurchase or redeem Notes in an aggregate principal amount equal to such shortfall through tender offers, open market purchases, privately negotiated transactions, redemptions or otherwise, upon such terms and at such prices as it may decide, which could differ from the consideration being offered in the Tender Offer. The timing of any such retirement, repurchase or redemption will depend on market conditions, among other factors.

The Company has retained Citigroup Global Markets Inc. to act as the dealer manager (the “Dealer Manager”) for the Tender Offer. Global Bondholder Services Corporation will act as the Information Agent and the Depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers) or (866) 470-3900 (for all others).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase the Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

None of the Company or its affiliates, the Dealer Manager, the Information Agent, the Depositary or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

About Rackspace Technology

Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Rackspace Technology Safe Harbor Statement:

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect the Company’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control. Known risks include, among others, the risks included in Rackspace Technology, Inc.’s filings with the U.S. Securities and Exchange Commission. Because actual results could differ materially from the Company’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this press release with caution. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.